ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated March 12, 2015

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-200212
Dated March 12, 2015
Equity
ETRACS
ETRACS ISE Exclusively Homebuilders ETN
Profile ETN Ticker: HOMX
Issuer UBS AG
Key features
Issuer Credit Rating1 A2 (Moody’s); A (S&P); A (Fitch)
– Exposure to an index that is made up CUSIP 90274P310 of exclusively homebuilding
Primary exchange NYSE Arca companies.
– Any cash dividends on the Index
Initial trade date 3/10/2015 constituents are reinvested in the
Maturity date 3/13/2045
Index and reflected in the Index level. Fee Amount 0.40%, accrued on a daily basis – Convenience of an exchange-traded
Underlying Index ISE Exclusively Homebuilders Total Return Index security.
Exchange-traded Notes are senior, unsecured, unsubordinated debt securities that provide investors with exposure to the total returns of various market indices, including those linked to stocks, bonds, commodities and/or currencies, less investor fees. ETRACS are innovative investment products offering easy access to markets and strategies that may not be readily available in the existing marketplace.
About the Underlying Index
The Index focuses solely on companies that engage in the development and construction of homes and communities. The Index is designed to provide direct exposure to homebuilders. The Index attempts to capture at least two-thirds of the homebuilders industry’s market capitalization. Due to the About the ETN non-uniform weight distribution across entire industries, a The ETRACS ISE Exclusively Homebuilders ETN (NYSE: HOMX) “modified” market capitalization-weighted methodology is used (“HOMX”) is an exchange-traded note linked to the to adjust the weighting of the index constituent securities. This performance of the ISE Exclusively Hombuilders™ Total Return modification prevents a few large index constituent securities Index, less investor fees. As a “total return index”, the Index from dominating the Index and distorting an Index return that is reflects both the price performance of the Index constituents representative of an industry sector. The Index was created and the reinvestment of dividends on the Index constituents. on June 7, 2005 and therefore, has no performance history HOMX has been approved for listing on the NYSE Arca® prior to that date. exchange (subject to official notice of issuance).
ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS ISE Exclusively Homebuilders ETN
Index Constituents Benefits of Investing
Top 10 of 21 index constitutents – Exposure to an index that is made up of exclusively homebuilding companies.
Ticker
Name % Weight – Any cash dividends on the Index constituents are reinvested in symbol the Index and reflected in the Index level.
LENNAR CP CL A LEN 10.64
– Convenience of an exchange-traded security.
D R Horton Inc DHI 10.22 Toll Brothers Inc TOL 8.64 PULTE HOMES INC PHM 8.04 Meritage Homes Corp MTH 5.35 Standard Pacific Corp SPF 5.08 Ryland Group Inc/the RYL 5.01 William Lyon Homes-cl A WLH 4.94 Taylor Morrison Home Corp-a TMHC 4.65 Tri Pointe Homes Inc TPH 4.55
Source: ISE, as of 02/26/2015
ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS ISE Exclusively Homebuilders ETN
Selected Risk considerations – Credit of issuer — The ETNs are senior unsecured debt An investment in the ETRACS ETNs involves risks. Selected risks obligations of the issuer, UBS, and are not, either directly or are summarized here, but we urge you to read the more indirectly, an obligation of or guaranteed by any third party. detailed explanation of risks described in the “Risk Factors” Any payment to be made on the ETNs, including any payment section of the applicable prospectus supplement for the ETRACS at maturity, call, acceleration or upon early redemption, ETNs (the “ETRACS Prospectus”). Capitalized terms used below depends on the ability of UBS to satisfy its obligations as they (and elsewhere in this document) but not defined herein shall come due. As a result, the actual and perceived have the meanings attributed to them in the ETRACS creditworthiness of UBS will affect the market value, if any, of Prospectus. the ETNs prior to maturity, call, acceleration or early redemption. In addition, in the event UBS were to default on
– You may lose some or all of your principal — The ETNs its obligations, you may not receive any amounts owed to you are exposed to any decline in the level of the Index. Because under the terms of the ETNs. the negative effect of the Fee Amount, and the Redemption – A trading market for the ETNs may not develop —Fee Amount, if applicable, reduces your final payment, any Although the ETNs have been approved for listing on NYSE increase in the Index level over the term of the ETNs will need Arca, subject to official notice of issuance, a trading market to be sufficient to offset the negative effect of the Fee for the ETNs may not develop. Certain affiliates of UBS may Amount, and the Redemption Fee Amount, if applicable, in engage in limited purchase and resale transactions in the order for you to receive an aggregate amount over the term ETNs, although they are not required to and may stop at any of the ETNs equal to your initial investment in the ETNs. If the time. We are not required to maintain any listing of the ETNs level of the Index is insufficient to offset the negative effect of on NYSE Arca or any other exchange. In addition, we are not the Fee Amount, and the Redemption Fee Amount, if obliged to, and may not, sell the full aggregate principal applicable, over the relevant period, you will lose some or all amount of the ETNs shown on the cover of this prospectus of your investment at maturity, call, acceleration or upon early supplement. We may suspend or cease sales of the ETNs at redemption. any time, at our discretion. Therefore, the liquidity of the ETNs
– Market risk — The return on the ETNs, which may be may be limited. positive or negative, is directly linked to the level of the Index. – No interest payments from the ETNs — You will not The performance of the Index is based on the prices of the receive any interest payments on the ETNs.
Index Constituent Securities. The level of the Index is affected – Minimum redemption amount — You must elect to by a variety of factors and may change unpredictably, redeem at least 50,000 Securities for UBS to repurchase your affecting the value of your ETNs in unforeseeable ways. ETNs, unless we determine otherwise or your broker or other
– Risks associated with the homebuilding industry—The financial intermediary bundles your ETNs for redemption with Index Constituent Securities will be concentrated in the those of other investors to reach this minimum requirement homebuilding industry, which means that the Index will be and there can be no assurance that they can or will do so. more affected by the performance of the homebuilding Therefore, the liquidity of the ETNs may be limited. industry than an index that is more diversified. The – Your redemption election is irrevocable — You will not be homebuilding industry can be significantly affected by able to rescind your election to redeem your ETNs after your changes in government spending, regulation, taxation, zoning redemption notice is received by UBS. Accordingly, you will be laws, consumer confidence, demographic patterns, exposed to market risk in the event market conditions change overbuilding, the level of new and existing home sales and the after UBS receives your offer and the Redemption Amount is general condition of the economy and real estate market, determined on the applicable Valuation Date. among other factors. The homebuilding industry is also – Uncertain tax treatment — Significant aspects of the tax sensitive to interest rate fluctuations which can cause changes treatment of the ETNs are uncertain. You should consult your in the availability of mortgage capital and directly affect the own tax advisor about your own tax situation. purchasing power of potential homebuyers. – UBS’s Call Right — UBS may elect to redeem all outstanding ETNs on any Trading Day on or after March 14, 2016 as described in the ETRACS Prospectus. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the ETNs.
ETRACS: Innovative strategies, convenient access +1-877-387 2275 etracs@ubs.com

ETRACS ISE Exclusively Homebuilders ETN
Footnotes
1) The issuer credit rating as of March 3, 2015 pertains to the creditworthiness of UBS AG (that is, the ability of UBS AG to meet its obligations under the terms of the ETNs) and is not indicative of the market risk associated with the ETNs. The creditworthiness of UBS AG does not affect or enhance the likely performance of the ETNs other than with respect to the ability of UBS AG to meet its obligations thereunder. We have not obtained a rating from any rating organization with respect to the ETRACS ETNs.
Disclosures
This material is issued by UBS AG and/or an affiliate thereof (“UBS”). Products and services mentioned in this material may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).
ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get thesedocuments for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, you can request the prospectus and the applicable product supplement and pricing supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC.
UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2015. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.
“ISE Exclusively Hombuilders™”, “ISE™®” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS based on the ISE Exclusively Homebuilders™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such products. The Securities are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of trading in the Securities. ISE’s only relationship to UBS is the licensing of certain trademarks and trade names of ISE and of the Index, which is determined, composed and calculated by ISE without regard to UBS or the Securities. ISE has no obligation to take the needs of UBS or the owners of the Securities into consideration in determining, composing or calculating the Index. ISE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be listed or in the determination or calculation of the equation by which the Securities are to be converted into cash. ISE has no obligation or liability in connection with the administration, marketing or trading of the Securities.ISE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND ISE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. ISE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. ISE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ISE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ISE AND UBS.
For questions or additional information about ETRACS
Contact us ETRACS Investor Service Center: +1-877-387-2275 Email: etracs@ubs.com
Hours available: Monday to Friday 8:00 a.m.—5:00 p.m. EST Website: www.etracs.com